EXHIBIT 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm under the caption “Experts” in the proxy statement/prospectus, which is referred to and made a part of this Registration Statement (Form S-4) of Stratex Oil & Gas Holdings, Inc. for the registration of common stock and to the inclusion therein of estimates of oil and natural gas reserves related to future net cash flows and the present values thereof related to properties of Stratex Oil & Gas Holdings, Inc. as of December 31, 2013, which are based on our reserve report, dated February 20, 2014 and attached as Exhibit 99.3 to Stratex Oil & Gas Holdings, Inc.’s Form 10-K for the year ended December 31, 2013.

LaRoche Petroleum Consultants, Ltd.

By:	/s/ William Kazman
William Kazman, Senior Partner

Dated: October 2, 2014